COASTAL CARIBBEAN OILS & MINERALS, LTD.

                              N E W S   R E L E A S E




                              FLORIDA SUPREME COURT
                                RULES IN FAVOR OF
                            COASTAL PETROLEUM COMPANY



     TALLAHASSEE,  FLA.,  JULY 31, 1996 -- Coastal  Petroleum  Company  said the
Florida Supreme Court has declined to review an appellate court ruling that Florida's Governor and his cabinet had wrongfully imposed a $1.9 billion surety bond requirement as a condition precedent to the issuance of an offshore drilling permit to the Company.

     Last April, the appellate court ruled that the state did not have the authority to impose a bond requirement on Coastal, the Company said.

     Subsequently, the same court held that, absent the authority to require a bond, the Florida Department of Environmental Protection had no legal basis to deny Coastal's permit application. Thereupon, the Governor and cabinet petitioned the Supreme Court to review the case.

     Having determined that it should decline to accept jurisdiction, the Supreme Court yesterday denied the petition for review, adding that no motion for rehearing would be entertained by the Court.

     A coastal spokesman said the Company will be filing a motion for the immediate issuance of a drilling permit with the Department of Environmental Protection later today.

     Coastal  Petroleum  Company  is  a  majority-held   subsidiary  of  Coastal
Caribbean Oils & Minerals, Ltd., which is listed on the Boston Stock Exchange [CCO-B; CCO-BN].

                                      -RMB-




                   Contact: Phillip W. Ware at (904) 653-2732